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UNUM CORPORATION AND SUBSIDIARIES
FORM 10-Q
JUNE 30, 1995

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          Three Months Ended Six Months Ended
                                                 June 30,       June 30,
                                             --------------- --------------

(Unaudited - Dollars in millions)             1995     1994    1995    1994
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Earnings:
  Income from continuing operations
    before income taxes                      $120.6  $123.2   $206.0  $234.0
  Add:  Fixed charges                          12.1     7.0     22.1    12.9
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Earnings as adjusted                         $132.7  $130.2   $228.1  $246.9
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Fixed charges:
   Interest expense                         $   9.3 $   4.2  $  16.6 $   7.5
   Interest portion of rent expense             2.8     2.8      5.5     5.4
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Total fixed charges                          $ 12.1 $   7.0  $  22.1  $ 12.9
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Ratio of earnings to fixed charges             11.0    18.6     10.3    19.1
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.